[LOGO OMITTED]

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                                      David A. Bowers
5430 LBJ Freeway, Suite 1700                                  President & CEO
Dallas, Texas 75240                                           Tel. 864-286-1122

                       COMPX REPORTS HIGHER SALES, PROFITS
                             FOR FIRST QUARTER 2005

Dallas, TEXAS ... May 2, 2005 ... CompX International Inc. (NYSE: CIX) announced today sales of $46.8 million for the first quarter of 2005, a 7% increase from $43.6 million in the comparable 2004 quarter. Income from continuing operations for the first quarter of 2005 increased 42% to $2.2 million, or $0.14 per diluted share, from $1.6 million, or $0.10 per diluted share, in the comparable 2004 quarter. Operating income increased from $2.3 million in the first quarter of 2004 to $4.2 million in the first quarter of 2005 due to the net effect of a favorable change in product mix for security products, higher raw material costs and the continuing benefit of cost control initiatives previously undertaken.

"We are pleased to see many of the markets we serve experiencing increased strength in the past quarter. Improved margins resulted from a change in product mix, as volumes increased on more profitable products," commented David A. Bowers, President & CEO. "Also adding to the improvement in profitability is our continued focus on cost control and production efficiency."

Due to certain limitations on the utilization of foreign tax credits, the Company's effective income tax rate was higher in the first quarter of 2005 as compared to the same period of 2004.

On January 24, 2005, CompX completed the sale of its Thomas Regout operations in Europe for approximately $22.3 million in net proceeds which included cash (net of expenses) of approximately $18.1 million at closing and a subordinated note for approximately $4.2 million payable over a period of four years. Accordingly, the results of the European operations of Thomas Regout (which reported a nominal amount of net income in the first quarter of 2004) are classified as discontinued operations for all periods presented. Discontinued operations in 2005 relates primarily to additional expenses associated with the disposal of the Thomas Regout operations. The net proceeds from the sale approximated the net realizable value previously estimated.

Mr. Bowers concluded, "With the sale of the Thomas Regout operations completed and a positive start for 2005, we are allocating significant management effort to areas that will provide new opportunities for growth and diversification. The proceeds from the Thomas Regout sale, as well as borrowing availability under our credit agreement, provide the liquidity to take advantage of new opportunities as they are identified."

CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems. It operates from seven locations in the U.S., Canada and Taiwan and employs more than 1,400 people.

Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the timing and amount of future cost savings from restructuring actions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with new product development and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

                                                         Three months ended
                                                              March 31,
                                                    -----------------------------
                                                       2004               2005
                                                    -----------------------------

Net sales                                           $  43.6            $  46.8
Cost of goods sold                                     35.2               36.5
                                                    -----------------------------

Gross margin                                            8.4               10.3
Selling, general and administrative                     6.1                6.1
                                                    -----------------------------

Operating income                                        2.3                4.2
Interest expense                                       (0.2)              (0.1)
Other general corporate income                          0.6                0.2
                                                    -----------------------------

Income from continuing operations
     before income taxes                                2.7                4.3
Income tax expense                                      1.1                2.1
                                                    -----------------------------

Income from continuing operations                       1.6                2.2
Discontinued operations, net of tax                     -                 (0.5)
                                                    -----------------------------

Net income                                          $   1.6            $   1.7
                                                    =============================


Net income per diluted common share

      Continuing operations                         $   0.10           $   0.14
      Discontinued operations                           0.00              (0.03)
                                                    -----------------------------

                                                    $   0.10           $   0.11
                                                    =============================

Weighted average diluted common
  shares outstanding                                   15.1               15.2
                                                    =============================


COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

                                                            December 31,      March 31,
                                                                2004            2005
                                                         ----------------- --------------
               Assets                                                       (Unaudited)
Current assets:

   Cash and equivalents                                     $      16.8      $      30.4
   Accounts receivable, net                                        19.2             21.6
   Inventories                                                     20.8             20.8
   Prepaid expenses and other                                       1.5              2.1
   Deferred income taxes                                            1.4              1.6
   Assets held for sale                                            18.0              -
                                                            -----------      -----------

       Total current assets                                        77.7             76.5

Intangibles                                                        30.7             30.8
Net property and equipment                                         66.1             68.7
Note receivable                                                     -                4.2
Assets held for sales                                              11.0              -
Other assets                                                        0.2              0.2
                                                            -----------      -----------

         Total assets                                       $     185.7      $     180.4
                                                            ===========      ===========


         Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable and accrued liabilities                 $      17.7      $      18.1
   Accrued income taxes and other                                   2.7              0.9
   Liabilities related to assets held for sale                      5.0              -
                                                            -----------      -----------

       Total current liabilities                                   25.4             19.0

Long-term debt                                                      0.1              0.1
Deferred income taxes                                               4.9              5.0
Stockholders' equity                                              155.3            156.3
                                                            -----------      -----------

         Total liabilities and stockholders' equity         $     185.7      $     180.4
                                                            ===========      ===========
